Exhibit 99.1

COMPANY CONTACT:	INVESTOR & MEDIA CONTACTS:

Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
John Schulte, Chief Executive Officer	Ina McGuinness or Bruce Voss
Guy Childs, Chief Financial Officer	(310) 691-7100
(719) 633-8333	imcguinness@lhai.com

FOR IMMEDIATE RELEASE

SPECTRANETICS FIRST QUARTER REVENUE RISES 16%
Growth Led by 19% Increase in Disposable Product Sales

COLORADO SPRINGS, Colo. (April 26, 2005) – Spectranetics Corporation (Nasdaq: SPNC) today announced first quarter 2005 financial results.

Total revenue for the quarter ended March 31, 2005 rose 16% to $9.1 million from $7.8 million in the comparable prior-year quarter. Net income for the first quarter of 2005 was $75,000, or $0.00 per diluted share, compared with net income of $135,000, or $0.01 per diluted share, in the first quarter of 2004. Pre-tax net income for the quarter ended March 31, 2005 was $132,000 compared with $156,000 during the comparable quarter last year.

For the 2005 first quarter, disposable product revenue (which includes coronary atherectomy and lead removal products) rose 19% to $6.8 million from $5.7 million in the same quarter last year and included a 30% increase in lead removal revenue. Laser equipment revenue (which includes laser system sales and rental fees) rose 3% to $783,000, while service and other revenue increased 12% to $1.5 million.

Gross margin for the first quarter of 2005 improved to 76% from 73% a year ago, reflecting manufacturing efficiencies associated with increased disposable products sales. Operating expenses were $6.8 million in the first quarter of 2005 compared with $5.5 million in the same quarter last year. The increase is primarily a result of costs associated with the planned sales organization expansion, increased marketing outreach efforts, increased new product development and clinical studies activities, and the costs associated with Sarbanes-Oxley compliance.

During the first quarter of 2005, the Company’s worldwide installed base of lasers increased by a net of 12 compared with a net increase of five a year ago, bringing the worldwide installed laser base to 429 systems, of which 321 laser systems are in the United States.

“I am pleased to report that this quarter’s sales performance reflected strength in laser placements and disposable revenues. I am particularly encouraged by the positive response from nearly 40 interventional cardiologists and vascular surgeons who attended our training course in Dallas, which featured four live laser cases treating peripheral vascular disease. We have seen a meaningful increase in atherectomy product sales following this training course. We believe this bodes well for continuing sales momentum as the year progresses,” said John G. Schulte, president and chief executive officer.

Cash, cash equivalents and current and long-term investment securities totaled $15.9 million at March 31, 2005, compared with $17.4 million at December 31, 2004. Cash used during the quarter included a $1.3 million purchase of the manufacturing facility the Company previously leased.

Company Reiterates 2005 Financial Guidance

Spectranetics today reiterated previously stated 2005 financial guidance as follows:

Net income is anticipated to be in the range of $1.0 million to $1.5 million and gross margin as a percentage of sales is expected to be in the mid-seventies. Revenue guidance, which assumes 40 to 50 new laser placements in 2005, is estimated to be between $40 million to $43 million. Revenue growth will be driven by three key factors:

1.	Continued growth in Spectranetics’ lead removal product line and renewed growth in the coronary product line driven by new products targeted at the treatment of chronic total occlusions;

2.	Growth in the existing peripheral product line, driven by the CLiRpath products, which received FDA clearance in April 2004; and

3.	Potential growth associated with new products in the peripheral atherectomy market that may be launched in late 2005, depending on the completion of product development cycles and regulatory clearance.

“This guidance assumes reinvestment of most of the incremental gross margin into continued expansion of the field sales organization, key product development and clinical study programs, and the staffing of two key executive officer positions,” noted Schulte. “As anticipated, the first quarter was not as seasonally strong as the immediately preceding quarter and our decision to reinvest in continued expansion of the sales organization resulted in a breakeven quarter. Our guidance does anticipate revenue and net income to strengthen throughout the year and sales results early in the second quarter support this assumption.”

In assessing the Company’s financial guidance, Spectranetics’ management considered many factors and assumptions including, but not limited to, current and projected sales trend data; status, timing and progression of the Company’s development projects; current and projected spending levels to support sales, marketing, development and administrative activities; and other risk factors discussed in Spectranetics’ publicly filed documents.

Conference Call

Spectranetics will hold a conference call to discuss first quarter results today at 11:00 a.m. Eastern Time. Individuals interested in listening to the conference call can dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. A 48-hour telephone replay will be available approximately one hour after the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 5496334.

The conference call also will be available live via the Internet on the investor relations section of the company’s Web site at www.spectranetics.com and for 14 days following the completion of the call.

About Spectranetics

Spectranetics is a medical device company that develops, manufactures and markets single-use medical devices used in minimally invasive surgical procedures within the cardiovascular system in conjunction with its proprietary excimer laser system. Its CVX-300® excimer laser is the only system approved by the FDA for multiple cardiovascular procedures, including coronary atherectomy, and the removal of problematic pacemaker and defibrillator leads. Nearly all of our FDA-approved and investigational applications have received Communautes Europeennes (CE) mark registration for marketing within Europe. In April 2004, the Company obtained 510(k) clearance from the FDA for the laser-based treatment of patients suffering from total occlusions (blockages) in their leg arteries that are not crossable with a guidewire.

Spectranetics, CVX-300 and CLiRpath are registered trademarks of The Spectranetics Corporation.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include increasing price and product competition, increased pressure on expense levels resulting from expanded marketing and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, the potential size of market opportunities associated with new products, market acceptance of new products or applications, product defects, price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to Follow)

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000’s, except per share data and percentages)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
Revenue	$9,053	$7,787
Cost of revenue	2,176	2,131

Gross margin	6,877	5,656
Gross margin %	76%	73%
Operating expenses:
Selling, general and administrative	5,384	4,410
Research, development and other technology	1,465	1,119

Total operating expenses	6,849	5,529

Operating income	28	127
Other income, net	104	29

Net income before taxes	132	156
Income tax expense	(57)	(21)

Net income	$75	$135

Earnings per common and common equivalent share – basic and diluted—	$0.00	$0.01

Weighted average shares outstanding

Basic	25,663	24,655
Diluted	27,641	26,584

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000’s)
(Unaudited)

	March 31,	December 31,
	2005	2004
Assets
Current assets
Cash, cash equivalents and securities	$10,527	$13,967
Accounts receivable	6,288	6,456
Inventories	2,657	1,782
Deferred tax asset	77	88
Other current assets	794	835

Total current assets	20,343	23,128
Property, plant and equipment, net	5,726	4,362
Investment securities, non-current	5,414	3,443
Deferred tax asset, non-current	1,481	1,527
Other assets	539	578

Total assets	$33,503	$33,038

Liabilities and stockholders’ equity
Current liabilities	8,940	9,466
Non-current liabilities	63	83
Stockholders’ equity	24,500	23,489

Total liabilities and stockholders’ equity	$33,503	$33,038

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

	2004			2005
Financial Summary:	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr		1st Qtr
(000’s, except per share amounts)
Laser Revenue:
Equipment sales	$438	$398	$665	$930		$416
Rental fees	323	336	347	335		367

Total laser revenue	761	734	1,012	1,265		783

Disposable Products Revenue:
Atherectomy revenue	3,075	3,474	3,366	3,605		3,373
Lead removal revenue	2,638	3,109	3,213	3,177		3,433

Total disposable products revenue	5,713	6,583	6,579	6,782		6,806

Service and other revenue	1,313	1,340	1,343	1,283		1,464

Total revenue	7,787	8,657	8,934	9,330		9,053

Net income	135	401	479	1,937	*	75
Net income per share
Basic	0.01	0.02	0.02	0.08		0.00
Diluted	0.01	0.01	0.02	0.07		0.00

Cash flow generated (used) from operating activities	(43)	228	(78)	1,069		(1,011)
Total cash and investment securities-current and non-current	4,948	15,963	16,189	17,410		15,941
Laser sales summary:
Laser sales from inventory	1	1	3	3		2
Laser sales from evaluation/rental units	2	3	4	4		1

Total laser sales	3	4	7	7		3

* Includes $1,615 of income tax benefit related to realization of deferred tax assets.

Worldwide Installed Base Summary:
Laser sales from inventory	1	1	3	3	2
Rental placements	0	0	0	1	1
Evaluation placements	6	8	9	15	16

Laser placements during quarter	7	9	12	19	19
Buy-backs/returns during quarter	(2)	(3)	(2)	(6)	(7)

Net laser placements during quarter	5	6	10	13	12
Total lasers placed at end of quarter	388	394	404	417	429

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